Validus Holdings, Ltd.
29 Richmond Road
Pembroke, HM 08 Bermuda

Validus Holdings, Ltd. Releases 2015 Loss Development Triangles

PEMBROKE, Bermuda, February 25, 2016 - Validus Holdings, Ltd. (NYSE: VR) (“Validus”) today announced that it has published its 2015 Loss Development Triangles (the “2015 Triangles”) on its website located at www.validusholdings.com under the Investor Relations - Financial Reports section.

The 2015 Triangles provide stakeholders with additional insight into the loss reserves held on Validus’ balance sheet as of December 31, 2015 and present accident year and underwriting year data for eleven loss reserve groups plus three summary categories.

About Validus Holdings, Ltd.

Validus Holdings, Ltd. (“Validus”) is a holding company for reinsurance and insurance operating companies and investment advisors including Validus Reinsurance, Ltd. (“Validus Re”), Talbot Holdings Ltd. (“Talbot”), Western World Insurance Group, Inc. (“Western World”) and AlphaCat Managers, Ltd. (“AlphaCat”).

Validus Re is a Bermuda based reinsurer focused on short tail lines of reinsurance. Talbot is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd's insurance market through Syndicate 1183.  Western World is a U.S. specialty lines insurance company focused on excess and surplus lines. AlphaCat is a Bermuda based investment adviser managing capital for third parties and Validus in insurance linked securities and other property catastrophe reinsurance investments.

Contacts:
Investors:
Validus Holdings, Ltd.
investor.relations@validusholdings.com
+1-441-278-9000

or

Media:
Brunswick Group
Radina Russell / Josh Gerth
+1-212-333-3810